NEWS RELEASE

RGC RESOURCES, INC.

Release Date:    January 17, 2017
Contact:    John S. D’Orazio
President and CEO
Telephone:    540-777-3815

RGC RESOURCES, INC.
ANNOUNCES THREE-FOR-TWO STOCK SPLIT

ROANOKE, Va. (January 17, 2017)-- RGC Resources, Inc. (NASDAQ: RGCO) today announced that its Board of Directors has approved a three-for-two stock split of the Company’s outstanding common stock. The stock split will be effected in the form of a stock dividend entitling each shareholder as of the record date to receive one additional share of common stock for every two shares of common stock owned. The stock dividend will be issued on March 1, 2017 to all shareholders of record at the close of business on February 15, 2017.
“The stock split highlights the exceptional value RGC Resources has delivered to shareholders over the long-term as well as the short-term. Our team continues to execute our strategies of investing in our regulated utility and other growth opportunities, which have led to profitable earnings growth, superior dividend growth and increased shareholder value. We are excited about our prospects for continued growth,” said John S. D’Orazio, President and Chief

Executive Officer of RGC Resources, Inc. “The decision to split the stock will also make the shares more affordable to current and potential investors and should lead to an increase in the trading volume of our stock.”
RGC Resources last stock split was in 2011 when a two-for-one stock split occurred.
RGC Resources, Inc. provides energy and related products and services to customers in Virginia through its operating subsidiaries Roanoke Gas Company and RGC Midstream, LLC.
From time to time, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. Past performance is not necessarily a predictor of future results.